SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C. 20549

                                  FORM 8-K

                               Current Report

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported): January 27, 2003


                                ACE LIMITED
           (Exact name of registrant as specified in its charter)


        Cayman Islands           1-11778              98-0091805
(State or other jurisdiction   (Commission    (I.R.S. Employer of Incorporation)
                                File Number)         Identification No.)


          ACE Global Headquarters
            17 Woodbourne Avenue
              Hamilton, Bermuda                                HM 08
      (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (441) 295-5200


                                Not Applicable
       (Former name or former address, if changed since last report)



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Item 5.  Other Information

       On January 27, 2003, ACE Limited (the "Company") issued a press release announcing that it would strengthen the Company's asbestos reserves resulting in a $354 Million net after-tax charge to fourth quarter 2002 earnings. A copy of the press release is attached as Exhibit 99.1 to this Report.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

Exhibit
Number            Description
-------           -----------

99.1              Press release, dated January 27, 2003



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                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 28, 2003                      ACE LIMITED

                                           By:  /s/ Robert Blee
                                                -----------------------
                                                Robert Blee
                                                Chief Accounting Officer

                               EXHIBIT INDEX

Exhibit
Number          Description
------          -----------

99.1            Press release, dated January 27, 2003

                                                                Exhibit 99.1



                ACE LIMITED TO STRENGTHEN ASBESTOS RESERVES:
WILL RESULT IN $354 MILLION NET AFTER-TAX CHARGE TO FOURTH QUARTER EARNINGS

     COMPANY PROVIDES UPDATED GUIDANCE WITH RESPECT TO THE FOURTH QUARTER

    HAMILTON, Bermuda--Jan. 27, 2003--ACE Limited (NYSE:ACE) reported today that it will incur a net, after-tax charge to earnings of $354 million in the fourth quarter of 2002.

    This decision follows an extensive internal review of its asbestos and environmental reserves, as well as a regular biennial reserve review by an internationally-known actuarial consulting firm required by the Pennsylvania Insurance Department as part of the acquisition of CIGNA's property and casualty operations in 1999.

    ACE will conduct a conference call to discuss this charge on Monday, January 27, 2003, at 10:00 a.m. Eastern Time. Presentation materials will be available on the ACE Limited web site. ACE Limited will host a live webcast of this conference call beginning at 10:00 a.m. Eastern Time. The public may access the webcast, available on a listen only basis, at www.acelimited.com. Please refer to our website, one half-hour before the call, for further log-in details. A replay of the webcast will be available from Monday, January 27, 2003, until Monday, February 10, 2003, 5:00 p.m. Eastern Time.

    ACE said that the gross reserve increase of $2.178 billion is offset by $1.860 billion of reinsurance, including $533 million from the reinsurance agreement from National Indemnity Company, a subsidiary of Berkshire Hathaway. After an addition to our bad debt provision of $145 million, ten percent participation in the National Indemnity reinsurance cover, and a tax benefit of $162 million, ACE will record a net after-tax charge of $354 million in the fourth quarter ($1.32 per share).

    "ACE's total asbestos reserves are now at the high end of the range calculated by our internal analysis and are consistent with the actuarial consulting firm's best estimate," said Brian Duperreault, ACE Limited Chairman and Chief Executive Officer. "While we believe that there are favorable trends in the judicial environment regarding our asbestos liabilities, the reserve strengthening reflects a more conservative view and assumes that there will be no such future improvements."

    ACE also provided updated guidance for the fourth quarter 2002, excluding the above charge:

    --  Estimated operating income of $0.92 per share

    --  Estimated net income of $0.67 per share

    -- Unrealized gains in the fourth quarter of approximately $150 million (after-tax)

    --  Estimated shareholder equity as of 12/31/02 -- $6.7 billion

    -- Estimated operating cash flow in the fourth quarter in excess of $800 million

    ACE will report the full details of its fourth quarter results on February 5, 2003 followed by a webcast conference call on February 6th at 8:30 a.m. Eastern Time.

    The ACE Group of Companies provides insurance and reinsurance for a diverse group of clients. The ACE Group conducts its business on a global basis with operating subsidiaries in nearly 50 countries. Additional information can be found at: www.acelimited.com.

    Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

    Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ materially from those set forth in these statements. For example, the Company's forward-looking statements concerning the sufficiency of its asbestos reserves is subject to a number of potential adverse developments including, among others, the willingness of parties, including the Company, to settle disputes, the impact of aggregate policy coverage limits, the impact of bankruptcies of various asbestos producers and related businesses and new theories of liability. The Company's forward-looking statements could also be affected by judicial and legislative developments, litigation tactics, investment market developments ,competition, changes in demand, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving and settlement processes, the amount and timing of reinsurance recoverables, possible terrorism or the outbreak of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management's response to these factors, and other factors identified in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: ACE Limited
             Helen M. Wilson, 441/299-9283 (Investors)
             Wendy Davis Johnson, 441/299-9347 (Media)